UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐   Soliciting Material Pursuant to §240.14a-12
PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 10, 2008
10:00 a.m.

To Our Stockholders:

The 2008 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Tuesday, June 10, 2008 at 10:00 a.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108 for the following purposes:

1. To elect three Class III directors whose terms will expire at the 2011 annual meeting of stockholders;

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 17, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

Martin H. Singer
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, Illinois
April 28, 2008

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY OF PROPOSALS
PROPOSAL #1
CORPORATE GOVERNANCE
Directors’ Compensation for the Fiscal Year Ended December 31, 2007
PROPOSAL #2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Summary of the 2007 Short Term Incentive Plan
Summary of the 2008 Short Term Incentive Plan
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007
Outstanding Equity Awards at Fiscal Year End December 31, 2007
Option Exercises and Stock Vested at Fiscal Year End December 31, 2007
Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2007(1)
Potential Payments Upon Termination or Change in Control as of December 31, 2007
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER MATTERS

PCTEL, INC.
471 Brighton Drive
Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The board of directors of PCTEL, Inc. is soliciting proxies for the 2008 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our board of directors has set April 17, 2008 as the record date for the meeting. Stockholders of record at the close of business on April 17, 2008 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 20,850,541 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the Nasdaq Global Market was $7.22 per share.

This proxy statement is being mailed on or about April 28, 2008 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

•	“NASD” means the National Association of Securities Dealers.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Tuesday, June 10, 2008 at 10:00 a.m. at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and the accompanying proxy card because you are the stockholder of record on the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Martin H. Singer and John W. Schoen as your representatives at the meeting. Mr. Singer is our Chief Executive Officer and Chairman of the Board and Mr. Schoen is our Chief Financial Officer. Messrs. Singer and Schoen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting just in case your plans change. You can vote in person at the meeting even if you have already sent in your proxy card.

If an issue comes up for a vote at the meeting that is not described in this proxy statement, Messrs. Singer and Schoen will vote your shares, under your proxy, in their discretion.

If you do not indicate on the proxy card how you want your votes cast, the proxy holders (as your representatives) will vote your shares FOR each of the proposals.

Q:	What am I voting on?

A:	You are being asked to vote on the following two proposals:

• the election of three Class III directors whose terms will expire at the 2011 annual meeting of stockholders; and

• the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	How do I vote?

A:	There are four methods by which you may vote. Please see the detailed instructions provided on your proxy card for more information on each method.

• Place your vote by telephone;

• Place your vote via the Internet;

• Mail in your completed, signed and dated proxy card; or

• Vote in person by attending our annual meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen.

You may also do this by:

• Signing another proxy card with a later date;

• Voting in person at the meeting; or

• Voting via the Internet or by telephone on a date after the date on your proxy card (your latest proxy is counted).

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm) or leave your shares unvoted. Your brokerage firm may not vote on “non-routine matters” without specific instructions from you. Thus, because the proposals to be acted upon at the meeting consist of routine matters only, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters.

Q:	How many votes may be cast at the meeting?

A:	As of the record date, 20,850,541 shares of common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 20,850,541 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, WITHHELD, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	How are abstentions counted?

A:	If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm), but not on non-routine matters without specific instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of only routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	What is the required vote for each of the proposals to pass?

A:	• The three director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

• For the proposal to ratify the appointment of Grant Thornton LLP, our independent registered public accounting firm, the required vote is the affirmative (i.e. “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

The votes cast on a particular proposal include votes FOR, AGAINST and ABSTAIN, but do not include broker non-votes.

Q:	Who is soliciting my vote?

A:	We are making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing and mailing of proxy materials. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent, Wells Fargo Bank, N.A., to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

We shall provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our Annual Report on Form 10-K, together with the financial statements and financial statement schedules required to be filed with the Annual Report, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen, Chief Financial Officer.

Deadline for Receipt of Stockholder Proposals and Nominations for 2009 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2009 annual meeting of stockholders only if they comply with the applicable requirements of the proxy rules established by the Securities Exchange Commission and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2009 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 29, 2008, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2009 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2009 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 29, 2008. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The attached proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2009 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The board of directors has included two proposals on the agenda for our 2008 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by our stockholders.

Election of Directors

We have a classified board of directors that currently consists of seven directors. Each director serves a three-year term. The first proposal on the agenda for our annual meeting is the election of three Class III directors to serve until our 2011 annual meeting of stockholders. Our board of directors has nominated Steven D. Levy, Giacomo Marini and Martin H. Singer to serve as our Class III directors. Additional information about the election of directors and a brief biography of each nominee begins on page 6.

Our board of directors recommends a vote “FOR” each of the three nominees.

Ratify Appointment of our Independent Registered Public Accounting Firm

The second proposal is the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. More information about this proposal begins on page 13.

Our board of directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Other Matters

Other than the proposals listed above, our board of directors does not currently intend to present any other matters to be voted on at the meeting. Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

We have a classified board of directors currently consisting of two Class I directors, Brian J. Jackman and John R. Sheehan, whose terms will expire at our 2009 annual meeting of stockholders; two Class II directors, Richard C. Alberding and Carl A. Thomsen, whose terms will expire at our 2010 annual meeting of stockholders; and three Class III directors, Giacomo Marini, Martin H. Singer and Steven D. Levy, whose terms are expiring at this 2008 annual meeting of stockholders. At each annual meeting of stockholders, certain directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

Nominees

On the recommendation of the board of directors, the nominees for election at the 2008 annual meeting of stockholders as Class III directors are Steven D. Levy, Giacomo Marini and Martin H. Singer. If elected, Messrs. Levy, Marini and Singer will continue as directors, and their terms will expire at the annual meeting of stockholders in 2011.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three Class III director nominees. In the event that any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of our nominees will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the board of directors. Abstentions and “broker non-votes” are not counted in the election of directors.

Our board of directors has unanimously approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding our current directors and nominees for directors to be elected at our 2008 annual meeting of stockholders:

			Director
Name	Age	Position with PCTEL	Since

Class I directors whose terms will expire at the 2009 annual meeting of stockholders:
Brian J. Jackman	67	Director	2002
John R. Sheehan	71	Director	2002
Class II directors whose terms will expire at the 2010 annual meeting of stockholders:
Richard C. Alberding	77	Director	1999
Carl A. Thomsen	63	Director	2001
Class III director nominees to be elected at the 2008 annual meeting of stockholders whose terms will expire at the 2011 annual meeting of stockholders:
Steven D. Levy	51	Director	2006
Giacomo Marini	56	Director	1996
Martin H. Singer	56	Chief Executive Officer and Chairman of the Board of Directors	1999

Mr. Jackman has been a director since February 2002. Mr. Jackman is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company that he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998, and he was President of Tellabs Operations from 1993 to 1998. Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. He is currently on the boards of directors of Open Text, Inc., an enterprise content management solutions company, and Keithley Instruments, a test and measurement equipment company. In addition, Mr. Jackman serves on the board of trustees of Gannon University. Mr. Jackman holds a bachelor of arts degree in English literature from Gannon University in Erie, Pennsylvania and a master degree in business administration from Penn State University.

Mr. Sheehan has been a director since October 2002. Mr. Sheehan has served as a senior consultant in the London Perret Roche Group in Red Bank, New Jersey since October 2001. He began his career at Bell Laboratories in 1962. In his 33 years at Bell Laboratories, Western Electric and AT&T, he worked in senior positions in development, manufacturing, strategic planning and general management of business units. Since leaving AT&T in 1996, Mr. Sheehan has held senior management positions in three startup companies. Mr. Sheehan received a bachelor of science degree in electrical engineering from Drexel University and a master of science degree in electrical engineering from New York University.

Mr. Alberding has been a director since August 1999. Mr. Alberding retired from Hewlett-Packard, then a computer, peripherals and measurement products company, in June 1991, serving at that time as an Executive Vice President with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate level marketing activities. Mr. Alberding is a director of Sybase, Inc., an enterprise software company. Mr. Alberding holds a bachelor of arts degree in business administration and marketing from Augustana College, and an associate of science degree in electrical engineering from DeVry Technical Institute in Chicago.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc., (now a part of Harris Stratex Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. Mr. Thomsen is also currently a member of the board of directors of the Cardiac Therapy Foundation of the Mid-peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. Mr. Thomsen holds a bachelor of science degree in business administration from Valparaiso University and a master degree in business administration from the University of Michigan. He is also a certified public accountant.

Mr. Levy has been a director since March 2006. Mr. Levy most recently served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy is also currently a member of the board of directors of Zhone Technologies, a broadband equipment vendor, Allot Communications, a developer of networking systems for carriers, and privately held GENBAND Inc, an innovator of IP Infrastructure. Mr. Levy holds a master degree in business administration and a bachelor of science degree in materials engineering from Rensselaer Polytechnic Institute.

Mr. Marini has been a director since October 1996. Mr. Marini has been the founder and Managing Director of Noventi, a Silicon Valley-based early-stage technology venture capital firm, since March 2002. He also serves as Chairman of Marini Investments, a private investment company, of TES, an industrial automation company, and of Cosmo Industrie, an engineered construction products company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously he held technical and management positions with Olivetti and IBM. He currently serves on the boards of several private companies. Mr. Marini holds a computer science laureate degree from the University of Pisa, Italy.

Mr. Martin H. Singer has been our Chief Executive Officer and Chairman of the Board since October 2001. Prior to that, Mr. Singer served as our non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director since August 1999. From October 2000 to May 2001, Mr. Singer was an independent consultant. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Mr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Master of Arts degree and a Ph.D. in experimental psychology from Vanderbilt University. Mr. Singer currently serves as the Chairman of the Midwest council of the AeA (American Electronics Association). He is also on the advisory board for the Master of Management & Manufacturing program at Northwestern University (Kellogg) and served on the standing advisory group for the Public Company Accounting Oversight Board for two years. He received the Martin N. Sandler distinguished Achievement Award (2007) from the AICC for his contributions to the development of economic ties between Israel and the U.S. Mr. Singer has 7 patents in telecommunications and has written numerous articles on network evolution, immigration and labor policy, and other issues related to technology development.

CORPORATE GOVERNANCE

Board and Committee Meetings

Our board of directors held a total of seven meetings during fiscal 2007. The board of directors currently has an audit committee, a compensation committee and a nominating and governance committee. The members of each of the committees are listed in the table below. Each member of the audit committee, compensation committee and nominating and governance committee meets the Nasdaq independence requirements. The board of directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of our audit committee meet the Nasdaq financial literacy requirements. During our last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board of directors and any committee on which such director served.

				Meetings
				Held in
			Date Current Written	Fiscal
Committee	Members During Fiscal 2007	Committee Functions	Charter Adopted	2007

Audit	Carl A. Thomsen (Chair) Richard C. Alberding (until August 2007) Giacomo Marini (beginning August 2007) Steven D. Levy	• Selects our independent auditors • Oversees our internal financial reporting and accounting controls • Consults with and reviews the services provided by our independent auditors	Originally adopted August 1999; last amended November 2004	9
Compensation	Richard C. Alberding (Chair) John R. Sheehan Brian J. Jackman	• Reviews and recommends to the board of directors the compensation and benefits of our Chief Executive Officer	Originally adopted August 1999; last amended May 2007	6
		• Reviews and approves compensation and benefits of our other executives and senior management
		• Establishes and reviews general policies relating to the compensation and benefits of our employees
Nominating and Governance	John R. Sheehan (Chair) Brian J. Jackman	• Assists the board of directors in identifying and selecting prospective director nominees for the annual meeting of stockholders	Originally adopted February 2004; last amended March 2005	3

•   Reviews and makes recommendations on matters regarding corporate governance, composition of the board of directors, evaluation and nominations, committees of the board of directors and conflicts of interest

		• Establishes, maintains and improves corporate governance guidelines

A copy of each of the charters for our committees of the board of directors is available on our website located at www.pctel.com. They may be found on the website in “Corporate Governance” under “Investor Relations.”

Mr. Jackman is currently the lead independent director of our board of directors. As lead independent director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the board of directors to set the agenda for each meeting of the board of directors, (ii) serving as a liaison for communications between our board of directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the board of directors, and (iv) consulting with our General Counsel regarding communications received from our stockholders.

Independence

Currently our board of directors has seven members. Our board of directors recently determined that the six non-employee directors are “independent directors” based on the Nasdaq and SEC standards for independence. Only independent directors may serve on our audit, compensation and nominating and governance committees.

In determining the independence of our directors, the board of directors affirmatively decides whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the board of directors is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director and reviews the applicable standards with each member of the board of directors.

Director Nomination Process

Stockholder Recommendations and Nominations.

It is the policy of our nominating and governance committee to consider director candidates recommended by our stockholders holding on the date of submission of such recommendation at least 1% of the then outstanding shares of our common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the board of directors should send their recommendation in writing to the attention of our Corporate Secretary, at our offices located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and PCTEL within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

In accordance with the advance notice provision in our bylaws, director nominations to be considered at the next annual meeting of stockholders must be received not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of our 2009 annual meeting of stockholders, director nominations must be received by December 29, 2008.

Identifying and Evaluating Nominees for Director.

The nominating and governance committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the board of directors:

•	The committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources.

•	The committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.

-	The candidate’s judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service and potential conflicts of interest.

-	Other factors that the committee considers appropriate.

The nominating and governance committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the board of directors:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board of directors.

•	The ability to assist and support management and make significant contributions to our success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Compensation of Directors

Cash and Stock Compensation.  Our non-employee directors currently receive a yearly cash retainer of $12,500 and shares of restricted common stock equivalent to $4,000. They also receive $2,500 per board meeting attended (unless the board meeting is conducted by teleconference, in which case directors receive $1,000 for each such telephonic meeting in which they participate) and $1,000 per committee meeting attended. In addition, our non-employee directors annually receive additional shares of restricted stock as set forth below:

•	the chairs of our compensation committee and nominating and governance committee each receive shares of restricted common stock equivalent to $7,000; and

•	our lead independent director and audit committee chair each receive shares of restricted common stock equivalent to $10,000.

All of the shares of restricted common stock received by our non-employee directors vest six months after the date of grant, provided that the individual continues to serve as a director on such date. The number of shares granted is based on the total dollar value divided by the per share closing price of our stock on the date of grant.

Our 1997 Stock Plan provides for the non-discretionary, automatic grant of options to each of our non-employee directors. Each new non-employee director is automatically granted an option to purchase 15,000 shares on the date on which such person first becomes a director. These initial grants vest over a period of three years, with one-third of the number of shares granted vesting on each anniversary of the date of grant, provided that the optionee continues to serve as a director on these dates. Furthermore, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock on January 1 of each year, provided that he or she has served on the board of directors for at least six months. These subsequent grants vest fully on the first anniversary of the date of grant, provided that the optionee continues to serve as a director on such date. Under the terms of our 1997 Stock Plan, the exercise price of options granted to non-employee directors must be 100% of the fair market value of our common stock on the last trading day preceding the date of grant.

Deferred Compensation Plan.  Our non-employee directors are eligible to participate in the Board of Directors Deferred Compensation Plan. The principal purpose of the Directors Deferred Compensation Plan is to provide additional retirement benefits and income tax deferral opportunities for our non-employee directors. The Directors Deferred Compensation Plan permits the deferral of cash compensation that would otherwise be received by the non-employee directors for their service on our board of directors. Compensation that is deferred under the Directors Deferred Compensation Plan will be paid out by us upon the termination of a non-employee director’s service on the board of directors. If such termination occurs after the non-employee director has reached the age of 55, such non-employee director may elect to receive the deferred compensation in a lump sum, annually over 15 years, or over the lifetime of the non-employee director in 20 annual payments.

Reimbursements.  In addition, each of our non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his service on our board of directors.

Directors’ Compensation for the Fiscal Year Ended December 31, 2007

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards(1)(2)	Awards(1)(3)	Total
Name	($)	($)	($)	($)

Richard C. Alberding	34,500	10,994	23,724	69,168
Carl A. Thomsen	33,500	14,000	23,724	71,224
Steven D. Levy	33,500	3,994	38,917	76,411
Giacomo Marini	27,000	3,994	23,724	54,718
Brian J. Jackman	34,500	14,000	23,724	72,224
John R. Sheehan	33,500	10,994	23,724	68,218

(1)	The values shown reflect the dollar amounts recognized in 2007 for financial reporting purposes, utilizing fair value determined under Financial Accounting Standard 123R (“FAS 123R”). The assumptions used in calculating these amounts are discussed in note 12 to our financial statements for the year ended December 31, 2007, filed with our Annual Report on Form 10-K. The values shown reflect 1,123 shares for Messrs. Alberding and Sheehan, 1,430 shares for Messrs. Thomsen and Jackman, and 408 shares for Messrs. Levy and Marini.

(2)	The equity portion of the directors’ annual retainer for committee and board membership vests six months from the date of grant. The number of shares stated is based on a dollar amount converted to shares using the closing price of our common stock as of the date of the annual meeting held on June 5, 2007. At December 31, 2007, Mr. Alberding held 5,309 shares, Mr. Thomsen held 6,608 shares, Mr. Levy held 829 shares, Mr. Marini held 34,357 shares, Mr. Jackman held 6,372 shares, and Mr. Sheehan held 5,263 shares.

(3)	The annual stock option grant vests in full one year from the date of grant. The initial stock option grant for new directors vests ratably in equal annual increments over three years from the date of grant. Each continuing non-employee director receives annually a stock option for 10,000 shares. The grant date is the first trading day of the calendar year. A new non-employee director receives a stock option for 15,000 shares upon his election or appointment to the board of directors. In fiscal 2007, the six continuing non-employee directors each received a stock option for 10,000 shares. At December 31, 2007, Mr. Alberding held options to purchase 77,500 shares, Mr. Thomsen held options to purchase 70,000 shares, Mr. Levy held options to purchase 25,000 shares, Mr. Marini held options to purchase 70,000 shares, Mr. Jackman held options to purchase 62,500 shares, and Mr. Sheehan held options to purchase 55,000 shares. The per-option grant date value under FAS 123R was $9.30 for options granted January 3, 2007.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with our independent directors may do so by sending an e-mail message to Varda Goldman, our Vice President and General Counsel, at general.counsel@pctel.com. Mrs. Goldman monitors these communications, consults with Mr. Jackman, our current lead independent director, and provides a summary of all received messages to the board of directors at its regularly scheduled meetings. Where the nature of the communication warrants, Mrs. Goldman may obtain more immediate attention of the appropriate committee or independent director of the board of directors, of independent advisors or of our management. Mrs. Goldman may decide in her judgment whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2008 annual meeting of stockholders and it is expected that our lead independent director will be in attendance at every annual meeting of stockholders. At the 2007 annual meeting of stockholders, Mr. Singer was in attendance.

Code of Ethics

We adopted the PCTEL, Inc. Code of Ethics for Principal Executive and Key Financial Officers (“Code of Ethics”). The Code of Ethics applies to the principal executive financial officer, the principal accounting officer or controller and persons performing similar functions and responsibilities who shall be identified by the audit committee from time to time.

The Code of Ethics is available on our website, located at www.pctel.com. It may be found at the website as follows:

1. From the main web page, click on “Investor Relations,”

2. Next, click on “Corporate Governance,”

3. Finally, click on “Financial Code of Ethics.”

We intend to satisfy the disclosure requirement required under Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, neither Richard C. Alberding, John R. Sheehan, nor Brian J. Jackman were officers or employees of PCTEL while they served as members of the compensation committee. In addition, no executive officer of PCTEL served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

PROPOSAL #2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. This appointment is being presented to our stockholders for ratification at the 2008 annual meeting of stockholders.

Before selecting Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2008, our audit committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of our financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2008 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2006, on May 12, 2006 our audit committee dismissed our independent registered public accounting firm, PricewaterhouseCoopers LLP.

The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the years ended December 31, 2004, and December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We reported a material weakness in our internal control over financial reporting in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2004 and in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2005. These Annual Reports indicated that as of December 31, 2004 and 2005, we had a material weakness in that we did not maintain effective controls over the review, completeness and accuracy of our provision for income taxes and the related financial statement presentation and disclosure of income tax matters. This control deficiency resulted in audit adjustments to the fourth quarter 2004 consolidated financial statements with respect to the provision for income taxes, the 2005 annual consolidated financial statements with respect to income tax disclosures and the 2005 second quarter consolidated financial statements with respect to the provision for income taxes. During 2006, we remediated this material weakness. Except for the material weakness in internal control over financial reporting described in this paragraph, during the years ended December 31, 2004 and 2005, and through May 12, 2006, we did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. We authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weakness described above.

During our fiscal years ended December 31, 2004 and December 31, 2005 and through May 12, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on our financial statements for such years. PricewaterhouseCoopers LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements above is filed as an exhibit to our Current Report on Form 8-K filed on May 18, 2006.

On May 12, 2006, our audit committee engaged Grant Thornton LLP as our independent registered public accounting firm. During our fiscal years ended December 31, 2004 and December 31, 2005 and through May 12, 2006, neither we nor anyone acting on our behalf consulted with Grant Thornton LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Summary of Fees

The following table summarizes the approximate aggregate fees billed to us or expected to be billed to us by Grant Thornton LLP for our 2007 fiscal year and by Grant Thornton LLP and PricewaterhouseCoopers LLP (who was our independent registered public accounting firm through May 12, 2006) for our 2006 fiscal year:

Type of Fees	Fiscal Year 2007	Fiscal Year 2006

Audit Fees(1)	$748,110	$764,030
Audit-Related Fees(2)	100,000	—
Tax Fees(3)	—	—
All Other Fees(4)	—	1,500

Total Fees	$848,110	$765,530

(1)	Audit Fees — These are fees for professional services performed by PricewaterhouseCoopers LLP during the first quarter of fiscal 2006, and by Grant Thornton LLP for the second, third and fourth quarters of fiscal 2006 and during fiscal 2007. The professional services provided included auditing our annual financial statements, reviewing our quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees attributable to PricewaterhouseCoopers LLP also include fees for professional services performed for the audits of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Grant Thornton LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Grant Thornton LLP or PricewaterhouseCoopers LLP with respect to various advisory services related principally to tax preparation services and tax consultation services. For fiscal 2007 and 2006, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP performed any services that fell within this category.

(4)	All Other Fees — These are fees for permissible services performed by Grant Thornton LLP or PricewaterhouseCoopers LLP that do not fall within the above categories. For fiscal 2006, these fees were comprised of a subscription fee paid to PricewaterhouseCoopers LLP for an Internet-based system to access accounting disclosure information.

Pre-Approval of Independent Auditor Services and Fees

Our audit committee reviewed and pre-approved all audit and non-audit fees for services provided by Grant Thornton LLP and has determined that the firm’s provision of such services to us during fiscal 2007 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the audit committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, our board of directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. Notwithstanding the selection by the audit committee of Grant Thornton LLP or stockholder ratification of that selection, the audit committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our best interest and in that of our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider its selection.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

Our board of directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by:

•	Each stockholder known by us to beneficially own more than 5% of our common stock;

•	Each of our directors, including director nominees;

•	Each of our executive officers named in the summary compensation table on page 36; and

•	All of our directors and executive officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 20,950,555 shares of our common stock outstanding as of March 31, 2008. In addition, shares of common stock that are exercisable as of March 31, 2008 or will become exercisable on or before May 30, 2008 (60 days subsequent to March 31), are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

				Percent of
	Number of	Number of		Shares
	Shares	Shares	Total Shares	Beneficially
	Beneficially	Underlying	Beneficially	Owned
Beneficial Owners	Owned	Options	Owned	(%)

5% Stockholders
Royce & Associates LLC(1)	2,052,000	—	2,052,000	9.79%
1414 Avenue of the Americas New York, NY 10019
Austin W. Marxe and David M. Greenhouse(2)	1,972,907	—	1,972,907	9.42%
527 Madison Avenue, Suite 2600 New York, NY 10022
Entities affiliated with Dimensional Fund Advisors Inc.(3)	1,780,170	—	1,780,170	8.50%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Whitman Capital, LLC/Whitman Partners, LP(5)	1,438,557	—	1,438,557	6.87%
525 University Avenue, Suite 701 Palo Alto, CA 94301
State of Wisconsin Investment Board(4)	1,173,243	—	1,173,243	5.60%
P.O. Box 7842 Madison, WI 53707
Directors and Named Executive Officers
Martin H. Singer(6)	430,642	699,433	1,130,075	5.22%
Jeffrey A. Miller	165,172	187,000	352,172	1.67%
John W. Schoen(7)	205,878	128,441	334,319	1.59%
Biju Nair	90,399	157,730	248,129	1.18%
Luis Rugeles	58,287	33,000	91,287	*
Giacomo Marini	34,357	70,000	104,357	*
Richard C. Alberding(8)	5,309	77,500	82,809	*
Carl A. Thomsen(9)	6,608	70,000	76,608	*
Brian J. Jackman	6,372	62,500	68,872	*
John R. Sheehan(10)	5,263	55,000	60,263	*
Steven D. Levy	829	20,000	20,829	*
All directors, director nominees and current executive officers as a group (11 persons)	1,009,116	1,560,604	2,569,720	11.42%

*	Less than 1% of the outstanding shares of common stock.

(1)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Royce & Associates LLC (“R&A”) on January 30, 2008. R&A, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by R&A contained information as of December 31, 2007 and may not reflect current holdings of our common stock.

(2)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Austin W. Marxe and David M. Greenhouse on February 13, 2008. According to such Schedule 13G/A, Messrs. Marxe and Greenhouse share sole voting and investment power with respect to such shares. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of Special Situations Cayman Fund, L.P. (“SS Cayman”), Special Situations Fund III, L.P. (“SSF3”), and Special Situations Fund III QP, L.P. (“SSFQP”). Messrs. Marxe and Greenhouse

are also members of SST Advisers, L.L.C., the general partner of Special Situations Technology Fund, L.P. (“SS Technology”) and the Special Situations Technology Fund II, L.P. (“SS Tech II”). AWM also serves as the investment adviser to SS Cayman, SSF3, SSFQP, SS Technology, and SS Tech II. Of the 1,972,907 shares of common stock, 144,690 shares are owned by SS Cayman, 132,712 shares are owned by SS Technology, 790,757 shares are owned by SS Tech II, 53,573 shares are owned by SSF3, and 851,175 shares are owned by SSFQP. The Schedule 13G/A filed by Messrs. Marxe and Greenhouse contained information as of December 31, 2007 and may not reflect current holdings of our common stock.

(3)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”) on February 6, 2008. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all of such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2007 and may not reflect current holdings of our common stock.

(4)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by State of Wisconsin Investment Board (“SWIB”) on February 8, 2008. According to such Schedule 13G, SWIB possesses sole dispositive control and voting power over such shares. The Schedule 13G filed by SWIB contained information as of December 31, 2007 and may not reflect current holdings of our common stock.

(5)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Whitman Capital, LLC/Whitman Partners LP (“Whitman”) on February 15, 2006. According to such Schedule 13G/A, Whitman possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by Whitman contained information as of December 31, 2005 and may not reflect current holdings of our common stock. Although Whitman has not filed a new Schedule 13G or an amendment to the previously filed Schedule 13G/A, we believe that Whitman remains a beneficial owner of 5% or more of our common stock.

(6)	Includes 1,000 shares of common stock held by the Andrea Singer Trust, 122,703 shares of common stock held by the Martin Singer Trust, and 18 shares held by his son.

(7)	Includes 64,757 shares of common stock held by the Denise F. Schoen Family Trust and 38,785 shares of common stock held by the John W. Schoen III Living Trust.

(8)	Includes 5,309 shares of common stock held by the Richard C. Alberding Revocable Trust.

(9)	Includes 6,608 shares of common stock held by the Thomsen Family Trust.

(10)	Includes 4,080 shares of common stock held the Two Rivers Associates LLC (“Two Rivers”). Mr. Sheehan is the Managing Director of Two Rivers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The compensation committee of our board of directors was formed in March 2000 and currently consists of Mr. Alberding, Mr. Sheehan and Mr. Jackman, each of whom is an independent, non-employee director of our company. The CEO and other members of management are invited from time to time by the committee to observe and participate in committee meetings.

The original charter of the compensation committee was adopted by our board of directors in August 1999. The committee has reviewed the charter on an annual basis and has modified it from time to time, most recently in May 2007, to clarify the responsibilities of the committee in recognition of our corporate governance needs as well as current industry requirements and practices. The charter of the committee is located on our website (www.PCTEL.com) in the “Corporate Governance” section under “Investor Relations.”

The committee maintains minutes of its meetings, and reports to our board of directors on at least a quarterly basis to make our board of directors aware of significant matters that require its attention. The committee met a total of six times in 2007.

Responsibilities of the Committee

Acting on behalf of our board of directors, the compensation committee’s responsibilities are outlined in its charter and include the following:

•	Reviewing the performance of the CEO, taking into consideration the performance evaluations conducted through our nominating and governance committee with the other members of our board of directors;

•	Reviewing the performance of our other executive officers;

•	Recommending to our board of directors the total compensation package for the CEO and determining and approving the compensation for the other executive officers and key managers;

•	Providing guidance with respect to the compensation philosophies and goals for all of our employees, including the CEO and other executive officers;

•	Administering our employee stock plans and employee stock purchase plan, including determining eligibility and the number and type of equity awards to be granted and the terms of such grants; and

•	Reviewing and recommending to our board of directors general equity and cash compensation incentives for the outside directors on our board of directors.

Annual Compensation Process

The compensation of the CEO and all other officers and managers is established prior to the end of the first quarter of the fiscal year. Although the committee has full authority to determine the compensation of the executive officers of our company other than the CEO, the CEO’s compensation must be approved each year by the non-employee directors of our board, based on the recommendation of the committee. In making its recommendation, the committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. This evaluation includes the business and financial performance of our company, the CEO’s success in executing our company’s near term objectives and long range strategies, and the quality of the CEO’s interaction with the board of directors, the management and our company’s stockholders. The annual evaluation of the CEO is conducted by the nominating and governance committee based on input from each member of our board of directors, including the CEO. At the time of this performance evaluation, the committee solicits directional guidance from our board of directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the committee, as well as our Lead Director, will solicit comment from the CEO in the course of the committee’s formulation of its recommendation. The review and approval of the committee’s recommendation by our board of directors are undertaken in closed session, without the CEO or any other employee of our company present.

The CEO provides significant assistance to the committee each year with operational insights as to individual performance matters and with recommendations for compensation for the officers (other than the CEO) and managers of our company. The CEO is also involved in providing commentary and observations to the committee on general compensation objectives for our company’s senior management. With regard to determining the compensation of the CEO, the committee uses its independent judgment, based in part on the advice of the committee’s independent compensation consultant (see below), in formulating its recommendation to our board of directors. With limited exceptions, the committee’s discussions on the elements of compensation for the CEO are conducted in closed session, typically with its compensation consultant in attendance but with no company employees present. The CEO is not permitted to participate in the deliberations by our board of directors in its evaluation of the committee’s recommendation for CEO compensation.

Compensation Philosophy

The committee’s philosophy in setting compensation policies for executive and key managers is to maximize stockholder value over time. The primary goals of the executive compensation program are, therefore:

•	To closely align the interests of the executives and managers with those of our stockholders, with the objective of enhancing stockholder value.

•	To provide executives and managers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs, and benefits that embrace a balance of work and family life, and to promote for each an opportunity to advance in a rapidly growing organization.

•	To offer a collaborative workplace environment where each executive and manager has the opportunity to impact our company’s long term success.

•	To maintain a significant portion of each executive’s total compensation at risk and tied to our achievement of financial, organizational and management performance goals.

•	To offer competitive compensation opportunities that give us the ability to attract and retain highly experienced executives and managers whose skills are critical to our long term success, motivate individuals to perform at their highest level, and reward outstanding achievement.

•	To provide increased rewards for superior individual and corporate performance, and substantially reduced or no rewards for average or inadequate performance.

It is the committee’s practice to review at least annually all components of compensation for our officers to ensure that the amount and structure of total compensation for each officer is consistent with our compensation philosophies and objectives. Internal pay equity among our officers, i.e., the relationship that exists between the total compensation we pay to the CEO to compensation levels we pay to our other executive officers and management, is also a factor in the committee’s assessment of total compensation for our officers.

With these considerations in mind, the general philosophy of the committee has been to (i) establish executive compensation at a level between the median and the 75th percentile of total direct compensation in reference to peer group and other competitive market information, and (ii) establish a strong correlation between the level of compensation and the financial performance of our company compared against its peer group and other companies.

Independent Compensation Consultant.  The committee relies significantly upon the services of independent compensation consultants in applying its judgment as to appropriate levels and components of compensation for the executive officers and key management in our company. In 2007, we renewed the annual engagement of The Delves Group, an independent, Chicago-based compensation consulting firm, to assist the committee in establishing our compensation goals and objectives, to provide relevant peer group and survey data on the compensation practices of other companies, and to advise on industry trends in executive compensation. The committee first engaged The Delves Group in 2004 and has renewed this engagement each year since that time. Although the fees of this consultant are paid by our company, the consultant is accountable and has direct reporting responsibility to the committee. The committee’s practice is to invite a representative of this consulting firm to attend substantially all committee meetings.

Survey Data, Peer Groups and the Use of Industry Benchmarking Data.  A significant factor in the committee’s analysis of executive compensation, particularly as it relates to the compensation of the CEO and the other executive officers, is the use of compensation data derived from broadly available compensation surveys compiled by recognized compensation firms, as well as public data from a peer group of publicly traded companies that are comparable to PCTEL. The survey data used by the committee’s independent compensation consultant is derived from different databases of companies that compare to PCTEL only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The consultant, with assistance from our company’s management and guidance from the committee, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Although it is not possible to construct a group of companies with characteristics entirely similar to PCTEL, The Delves Group compiles data from companies that are similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors. The peer group used to assist the committee in 2007 for determining CEO compensation consisted of 10 companies in similar or related technology businesses with annual revenues ranging from $100-800 million and a median annual revenue level of approximately $200 million. In 2007, the peer group of companies was as follows:

• PowerWave Technologies	• OpenWave Systems
• Finisar	• SBA Communications
• Stratex Networks	• Symmetricom
• iPass	• NMS Communications
• Airspan Networks	• Centillium Communications

In 2008, the peer group of companies expanded to 16 companies, with 2007 revenues ranging from approximately $25-$260 million and median 2007 revenues of approximately $90 million. This group consisted of the following:

• Symmetricom	• Westell Technologies, Inc.
• Airspan Networks, Inc.	• Channell Commercial Corporation
• Clearwire Corporation	• NMS Communications Corporation
• EFJ, Inc.	• Axesstel, Inc.
• Ditech Networks, Inc.	• Proxim Wireless Corporation
• Centillium Communications, Inc.	• Wireless Telecom Group, Inc.
• RELM Wireless Corporation	• NextWave, Inc.
• CalAmp Corporation	• LeCroy Corporation

The compensation data derived from these selected peer groups, which was ranked by amount, consisted of annual and long term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from these peer groups, also ranked by amount, included revenue growth, EBA (earnings before amortization) and EBA margin, EBITD (earnings before interest, taxes and depreciation), and total shareholder return. The Delves Group provided a comprehensive pay-for-performance analysis in connection with the committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Industry benchmarking information from the survey data and the identified peer group has been equally relevant to the committee in respect of establishing cash compensation and equity ownership levels among the PCTEL managers and executives other than the CEO. The committee uses benchmarking information to evaluate “total compensation” of our company’s executives, i.e., principally salary, bonus and long term incentives combined, and looks upon this category of information as a key measure of executive compensation.

Principal Elements of Compensation

The principal elements included in executive compensation for our company’s CEO and executive management consist of:

•	annual salary;

•	an annual bonus administered under our Short Term Incentive Plan;

•	long term equity incentive awards under our 1997 Stock Plan;

•	tax deferral benefits and matching contributions by our company under our Executive Deferred Compensation Plan and tax deferral benefits under our Executive Deferred Stock Plan; and

•	health and medical benefits and other standard benefits.

Annual Salary.  The committee uses salary as the principal element of cash compensation for our executives. In addition to consideration of the performance levels, experience and responsibilities of our senior managers in reviewing compensation, the committee seeks to establish for our executives and managers an annual salary that is competitive with those paid to executives at comparably situated companies. This element of compensation is key to our company’s ability to hire and retain executives and key managers.

Annual Bonuses under our Short Term Incentive Plan.  This plan is a performance-based bonus plan that awards annual cash and/or stock bonuses based on the achievement of corporate- and business unit-level objectives tailored to specific growth and business goals established by management with the concurrence of our board of directors and the committee. Executives are permitted to earn maximum potential bonuses expressed as a percentage of their annual salary. The bonus each year is structured to be payable at lesser or greater amounts based on under- or over-achievement of the identified performance objectives.

The committee looks upon the bonus component of executive compensation as its principal tool in structuring incentives designed to realize our company’s yearly growth objectives. The performance objectives that are the basis of awards under the Short Term Incentive Plan are in general tied to, or derived from, our company’s annual financial plan for the upcoming year as approved by our board of directors. As a result, awards under this plan tend to focus more on near term operational and financial objectives of our company. See the discussion below on page 26 under “Short Term Incentive Plan.”

Long Term Incentives.  Our company provides long term incentives on an annual basis through the grant of restricted stock and stock options under its stock plans. The nature and terms of the equity award are determined by the committee, based on the kinds of motivations that the committee is seeking to establish.

Because of the long range vesting arrangements that are implemented with grants of restricted stock (both service-based and performance-based shares) and stock options, as well as the potential for appreciation in the value of our stock in our public trading markets as our company grows, the committee regards this element of compensation as having long term incentive and retention value in the hands of management. In addition, since these incentives that are service-based are structured to vest over a term that ranges from two to five years, depending on the nature of the award, their incentive value to our management is more strategic in nature.

The committee recognizes the risk-based nature of stock options and performance-based restricted stock, i.e., their economic value to the recipient is dependent on an increase in the stock price in the case of stock options and achievement of performance objectives in the case of performance-based restricted shares. The committee believes risk is an important element in structuring compensation for our executives and senior managers.

Beginning in 2005, the committee determined to use restricted stock grants instead of stock options as the principal form of long term incentive award for our company’s executives and key managers. The committee believes that restricted stock grants (i) can be more readily adapted to performance-oriented goals and objectives than stock options; (ii) provide greater motivational benefit in the hands of our company’s management and encourage focus on longer term results; and (iii) promote increasing ownership of our company’s stock by our management.

In addition, the use of restricted stock serves to reduce the dilution to our company’s stockholders through reduced grant levels of equity incentives to employees. Because restricted stock grants do not require the payment of an exercise price by the recipient, they have inherently greater value. As a general premise, based on valuation factors specific to our company, one share of restricted stock is the economic equivalent of three option shares. Therefore, substantially fewer shares are required for a stock grant to achieve the same economic incentive as a stock option, which permits us to grant smaller awards and conserve the stock reserves under our stock plans.

Stock Ownership Guidelines

From time to time, the committee has considered the implementation of formal stock ownership guidelines for our company’s officers and for members of our board of directors. The committee currently believes that formal stock ownership guidelines for either the officers or directors of our company are unnecessary, due to our company’s historical emphasis on the use of stock instead of cash as the form of payment of bonuses to executives under the Short Term Incentive Plan, the existing annual stock elements of director compensation, and the actual ownership levels of stock by both officers and the directors in our company. However, the committee continues to evaluate the need for stock ownership guidelines on a periodic basis.

Under the insider trading policy adopted by our company at the time of our initial public offering, our insiders are prohibited from trading in our common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of our company, including any put or call options.

PCTEL Equity Incentive Plans and Terms of Grant

Our company has traditionally provided long term incentives to our executives and senior managers through the grant of restricted stock and stock options under our 1997 Stock Plan. This plan was approved by the stockholders at the time it was originally adopted in 1997, and in 2006, material amendments to the plan (including an increase in the reserve of shares for issuance under the plan) were also approved by our stockholders.

Material Terms of Stock Option Grants.  Stock options granted to employees have a term of 10 years and are exercisable over time, typically over a period of 48 months from the date of grant, subject to the continued employment of the recipient. Under this 48-month exercisability schedule, there is a one year “cliff” period at the conclusion of which 25% of the shares subject to the option grant become exercisable; thereafter, the remaining option shares become exercisable in equal monthly increments over the balance of the four-year vesting period. All stock option grants made to our company’s employees, including officers, have an exercise price equal to the fair market value of the common stock on the date of grant, based on the trading price of the common stock as reported by Nasdaq. The committee and our board of directors have determined, as a matter of policy, that all stock option grants under the 1997 Stock Plan will be non-statutory options for federal tax purposes. A non-statutory option is taxable to the recipient upon exercise of the option to the extent that the fair market value of the stock on the exercise date exceeds the exercise price.

Because the economic value of a stock option to the employee is dependent upon an increase in the trading price of the common stock above the exercise price of the option, this portion of an executive’s compensation is directly aligned with an increase in stockholder value. If the trading price of the stock falls below the exercise price of the stock option, as has happened from time to time in respect of PCTEL stock option grants, then the stock option may lose its incentive value to the executive. The committee has never repriced previously granted stock options to employees where the trading price of the stock is less than the exercise price, and our 1997 Stock Plan, as amended in 2006, expressly prohibits the repricing of previously granted awards.

Material Terms of Time-Based Restricted Stock Grants.  Restricted stock grants typically vest in equal yearly increments over four years from the date of grant, also subject to the continued employment of the recipient. In some cases, restricted stock grants have been made with shorter vesting periods (two or three years), depending on the purpose for which they have been awarded, and in some cases will vest only at the end of a defined period (“cliff vesting”). As restricted stock grants vest, there is no exercise price to be paid to enable the recipient of the grant to realize the value of the stock at the vesting date. As a result, even though the stock price of our company may drop below the price of the stock that existed on the grant date of the restricted share, the share continues to hold residual value in the hands of the employee. The fair market value of the restricted stock as it vests (based on the trading price of the stock), represents taxable gain to the employee at that time. Our company has the right to require our officers and managers to meet their statutory tax withholding obligations on each vesting date through the delivery of their vested shares net of the number of shares used to satisfy the withholding obligation.

Material Terms of Performance-Based Restricted Stock Grants.   Beginning with the grant of long term incentives in 2006 to the CEO, the committee has determined that the use of performance-based restricted stock grants should be included as an element of executive compensation. The committee believes that the performance measures used in constructing long term incentives must be meaningful to management, must emphasize the long term strategic goals of our company, and must remain relevant over a period of several years. The principal terms of these performance-based incentive grants are summarized below on page 30 under “Long Term Equity Incentives: Time-Based Stock Options and Time- and Performance-Based Restricted Stock”.

Accounting.  Beginning January 1, 2006, Financial Accounting Standard 123R became effective. This accounting standard in general requires that our company record a compensation charge equal to the value of each equity incentive award on the date of grant. Based on the approximate 1:3 ratio that we have used in determining economic equivalence of restricted stock to stock options, there is no material difference in accounting cost to our company in the form of either incentive award to management.

Administrative Protocols for the Grant of Equity Incentives

Board and Committee Authority for Stock Option and Restricted Stock Grants.  Consistent with the provisions of our company’s stock plans, the responsibility for the administration of the stock plans, including the grant of equity incentives under the plans, is conferred upon our board of directors, or a committee of our board of directors. Our board of directors has delegated to the compensation committee the authority to serve as administrator of our company’s plans.

The committee adheres to the following protocols in the grant of equity incentive awards to our company’s employees, including officers and senior managers:

•	The committee has delegated to the Chair of the committee (currently Mr. Alberding) the authority to formally approve award grants to new and continuing non-officer employees recommended by the CEO or the human resources director. This delegation is not exclusive; the committee retains the right to formally approve award grants as well. Equity awards approved by the committee Chair are based on a matrix of equity incentive ranges reviewed and approved by the committee from time to time for non-officer employees based on title, job responsibility, seniority and other factors. The vesting commencement date of awards for new employees is the commencement date of employment; for continuing employees, it is the date of grant.

•	Stock options or other equity incentive awards that are granted to senior managers or vice presidents of our company, but not including the CEO, are authorized by the committee.

•	Incentive grants for the CEO require the approval of our board of directors, taking into consideration the recommendation of the committee.

Administrative Protocols in Stock Option and Restricted Stock Grants.  We adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under our company’s 1997 Stock Plan and our 2001 Stock Plan (another plan that we use for non-officer employees). This policy is administered by the committee. The key elements of the policy are as follows:

•	The meeting date of the compensation committee or our board of directors, as the case may be, is the grant date of any approved award, unless the committee or our board of directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the committee or the committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the committee Chair, as applicable, constitutes the date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or other award is required to be priced at the fair market value of the underlying stock, the closing sales price of the stock as reported by Nasdaq on the grant date is selected to represent that value.

•	The committee or our board of directors will not authorize a grant of stock options or other equity incentive awards (with the exceptions noted in the paragraph below) to officers or key managers during a quarterly “quiet period,” subject to the exception noted in the paragraph below. A “quiet period” is the time during which the officers and key managers of our company may be presumed to be in possession of non-public information concerning the financial performance of our company, beginning with the first day of the last month of each quarter and continuing until the end of the second business day following our company’s public release of earnings and other financial information. If stock options or other equity incentive awards (with the exceptions noted in the paragraph below) for individuals in this group are authorized by the committee or our board of directors during such a “quiet period”, the committee or board of directors will identify a future date as the grant date of the award, and will identify the reported closing price of the common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following our company’s earning release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. Because of our company’s practice since 2005 of paying bonuses under the Short Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and therefore have been typically awarded subject to a future grant date corresponding with the third day following our company’s quarterly earnings release.

•	Our company’s 1997 Stock Plan and 2001 Stock Plan provide that the reported closing price of our company’s stock on the grant date will be used to determine the fair market value of the stock and the exercise price of the option or award.

2007 Company Financial Performance, Officer Responsibilities and 2008 Executive Compensation

For fiscal 2007, the company’s financial performance was below plan. The company generated annual revenue and EBTA (in general, referring to income net of taxes, stock-based compensation, acquisition intangibles amortization, goodwill impairment and restructuring charges) of $80.2 million and $8.2 million against planned revenue and EBTA targets of $94 million and $12.8 million, respectively. Much of the shortfall pertained to our company’s discontinued UMTS operation in Ireland. However, the discontinuance of this operation enabled the company to achieve greater focus on its operational and strategic objectives. As another step in the furtherance of these objectives, our company completed the sale of one its business units, the Mobility Solutions Group, in January 2008, thus facilitating the transition to a business model with greater emphasis on spectrum management operations, including in particular our company’s antenna and RF solutions products.

Compared to its peer group, in 2007 the company performed above the median in respect of financial measures that consisted of annualized revenue growth over the period 2005 through 2007, 2007 total shareholder return, and annualized shareholder return over the period 2005 through 2007, and performed at or below the median in respect of 2007 revenue growth. The company’s overall compensation expense (before tax) was below the median established by the peer group.

In late 2007, Mr. Singer recommended to the committee several changes to the elements of compensation to be paid to the company’s executives and managers in 2008. These recommendations included freezing executive salaries at 2007 levels (with an exception for one executive) as well as reducing annual bonuses and equity incentive grants to executives and key managers from historical norms. The objective of Mr. Singer’s recommendations was to improve the company’s operating margins in 2008, with particular focus on reducing general and administrative operating expenses. The committee considered these recommendations in the context of other information relevant to establishing executive compensation for 2008, including survey and peer group information from the committee’s compensation consultant.

The company’s 2008 financial plan, adopted in late 2007, called for 2008 planned revenue of $79 million and planned EBTA of $11.9 million from continuing operations (excluding revenue and EBTA from the Mobility Solutions Group). These planned financial goals for 2008 were less than the goals adopted for 2007 due to the sale of the Mobility Solutions Group in early January 2008. Revenue and financial earnings targets originally set forth in our annual financial plan are the basis of performance metrics used in the company’s annual Short Term Incentive Plan and in performance-based restricted stock granted to the executives (see below), even though these targets are updated and adjusted periodically for acquisitions and divestitures and for normal forecast revisions.

In connection with organizational and management changes made from time to time within the company, the corporate and unit responsibilities of the members of senior management are relevant to the committee’s evaluation of executive compensation:

•	Executive officers with chief corporate responsibilities in 2007 and 2008 included Mr. Singer as the Chief Executive Officer and Mr. Schoen as the Chief Financial Officer.

•	Executive officers with key unit responsibilities in 2007 included Mr. Miller as the Vice President and General Manager of the Broadband Technology Group, Mr. Nair as the Vice President and General Manager of the Mobility Solutions Group, and Mr. Rugeles as the Vice President and General Manager of the RF Solutions Group. Mr. Suastegui joined the company in June 2007 as the Vice President and General Manager of Global Sales and had key operating responsibilities in that area.

•	In 2008, Mr. Miller’s position was changed to Vice President and General Manager of the Antenna Products Group, and Mr. Rugeles and Mr. Suastegui continued in their management positions with the RF Solutions Group and Global Sales, respectively.

CEO Total Direct Compensation

Mr. Singer’s total direct target compensation for 2008, consisting of salary, target bonus and long term incentives, equates to $1,130,160, representing a decline from total direct target compensation and total direct actual compensation of $1,621,100 and $1,340,930, respectively, in 2007. The 2008 target level is at the median of total direct compensation, based on survey and peer group executive compensation information provided by the committee’s compensation consultant. In reference to its peer group, PCTEL’s financial performance was in general at or above the median. The committee believed that Mr. Singer’s total direct target compensation for 2008 was appropriate in light of management’s objective to reduce operating expenses in 2008.

Executive Salaries

CEO Salary.  In March 2007, Mr. Singer’s salary was established at $450,000, an increase of 13% from his annual salary of $400,000 in 2006, consistent with the committee’s philosophy of maintaining total compensation for the CEO within competitive norms.

For 2008, Mr. Singer’s salary has been maintained at its 2007 level of $450,000, in recognition of the need to manage corporate operating expense levels and to continue emphasis on stock appreciation and plan attainment as key elements of Mr. Singer’s overall compensation.

Salaries for Other Named Executive Officers.

Name of Officer	2006(1)	2007(1)	2008(1)

John W. Schoen	$235,000	$250,000	$250,000
Chief Financial Officer
Jeffrey A. Miller	$205,000	$260,000	$260,000
Vice President and General Manager of the Antenna Products Group
Biju Nair(2)	$220,000	$235,000	n/a
Vice President and General Manager of the Mobility Solutions Group
Robert E. Suastegui(3)	n/a	n/a	$225,000
Vice President and General Manager of Global Sales
Luis Rugeles(4)	$190,000	$200,000	$220,000
Vice President and General Manager of the RF Solutions Group

(1)	In general, salary adjustments are effective April 1 of each year.

(2)	Mr. Nair departed as an employee of the Company in January 2008, concurrent with the Company’s sale of its Mobility Solutions Group.

(3)	Mr. Suastegui became an executive officer of the Company in June 2007.

(4)	Mr. Rugeles became an executive officer of the Company in mid-2006.

In 2007, the committee approved an increase in salaries for Messrs. Schoen, Miller and Nair from 2006 levels. The increase in 2007 salaries in the aggregate for the named executive officers (other than the CEO) for that year represented an increase of 9% over the prior year. The increase for Mr. Miller reflected his promotion from Vice President, Global Sales to Vice President and General Manager, Broadband Technology Group and his increased revenue responsibility related to that business unit.

In June 2007, our company hired Robert Suastegui as an executive officer with responsibility as Vice President and General Manager of Global Sales. Because of his mid-year arrival, Mr. Suastegui is included in the data for 2008 but not 2007.

In 2008, the committee accepted Mr. Singer’s recommendation to freeze salaries for the current named executive officers at 2007 levels, with an exception for Mr. Rugeles in recognition of his direct reporting relationship with the CEO established in 2007 as well as the growing financial contribution provided by the RF Solutions Group for which Mr. Rugeles has responsibility. Salary levels for the current named executive officers were generally aligned with the 75th percentile of survey and peer group information provided by the committee’s compensation consultant.

Short Term Incentive Plan

Our company pays annual bonuses to its executive officers and key managers under its Short Term Incentive Plan. Our Short Term Incentive Plan for each of 2007 and 2008 represented a continuation of the bonus structure that was originally conceived and implemented by the committee in 2004. These annual bonuses are designed to:

•	Provide a direct link between management compensation and the achievement of annual corporate- and unit-level objectives; and

•	Promote coordination among management and to unify the operating activities of our company’s business or organizational units.

In 2007, our company’s business units consisted of the Broadband Technology Group and the Mobility Solutions Group. With the sale of our Mobility Solutions Group in January 2008, the committee approved compensation metrics for 2008 based on the financial performance of each of Global Sales, the Antenna Products Group and the RF Solutions Group as a separate organizational unit. The Antenna Products Group and the RF Solutions Group comprise the Broadband Technology Group.

Key Terms of Short Term Incentive Plan.  The amount of the bonus each year is based upon the achievement of identified goals specific to the executive and our company. Our company’s annual financial plan as reviewed and approved by our board of directors for a particular year is used as the basis for the goals set forth in the Short Term Incentive Plan. These goals are approved by the committee (or, in the case of the CEO, by our board of directors, upon the recommendation of the committee) during the first quarter of the performance year. In 2007 and 2008, these goals consisted of both corporate goals and/or goals corresponding to the business or organizational unit as well as the responsibility of the participating officer.

For officers whose responsibilities were not confined to a particular unit, the goals were weighted 100% in favor of corporate goals. For employees with unit responsibility, the weighting of the goals was allocated between corporate goals and goals of the particular unit. Corporate goals are defined in terms of planned revenue and planned EBTA (in general, referring to income before taxes, stock-based compensation, acquisition intangibles amortization, goodwill impairment, restructuring charges and gain on the sale of the Mobility Solutions Group) of PCTEL on a consolidated basis. The goals established under the Short Term Incentive Plan are consistent with the financial and operating targets included within the annual financial plan for that year as approved by our board of directors. Unit goals are generally defined in terms of targeted operational goals under the control of the participating employee based on anticipated unit operating performance. These goals include targeted revenue, gross margin, EBTA contribution and other operating measures for each particular unit for the fiscal year.

In establishing performance targets under the plan (including over-achievement and under-achievement levels), the committee takes into consideration the following factors:

•	The level of achievement under our company’s annual financial plan established by management and approved by our board of directors for the year

•	Areas of desired improvement in financial and operating performance of our company, not necessarily included in our company’s annual financial plan

•	The anticipated payout of awards under the plan measured against the likelihood that our company will be able to achieve the target levels of performance

The committee believes that achievement of the annual financial plan, and the resulting bonus payment established as a percentage of financial plan performance, presents a realistic opportunity for the executive officers and other managers participating in the Short Term Incentive Plan to realize a competitive level of compensation. The plan is designed to create a meaningful challenge in realizing the performance measures while at the same time providing incentive to accomplish the financial and operating goals of our company.

In general, once the corporate and unit goals of our company have been established for a fiscal year, the committee has awarded payment to a named executive officer or other manager under the plan in a manner that has been consistent with such goals. On occasion, the committee has awarded special bonuses not contemplated by the Short Term Incentive Plan to managers for exemplary performance or significant commitment of personal time.

Bonus Payments in Stock.  Bonuses awarded under our 2007 Short Term Incentive Plan were paid in shares of immediately vested shares of our common stock in lieu of cash. The committee and our board of directors have similarly determined that bonuses will continue to be paid in shares of our immediately vested common stock under the 2008 Short Term Incentive Plan. The committee approves the use of common stock as the currency for payment of bonuses under the plan in part to increase the equity ownership of management in our company, which the committee believes serves to more closely align the interests of management with those of our company’s stockholder base. The number of shares paid to an employee is determined by dividing the amount of the bonus by the closing price of our company’s common stock on Nasdaq on the effective date of the award.

Summary of the 2007 Short Term Incentive Plan

In 2007, achievement in full of the financial plan for that year (or a particular target unit goal based on the financial plan) resulted in a target bonus of 75% of the maximum potential bonus for any particular individual.

The award of bonuses under the 2007 plan, approved by the committee in February 2008, reflects the below-plan revenue growth and EBTA performance of our company. The participation in this plan by the CEO and our other named executive officers is summarized below.

	Maximum	Weighting and
	Potential	Summary of			Bonus
	Bonus as a %	Performance	2007	Bonus Paid	Paid as a
	of 2007	Measures	Targeted	(Value in	% of Maximum
Named Executive Officer	Annual Salary	(corporate/unit)	Bonus(1)	Dollars)(2)	Potential Bonus

Martin H. Singer Chief Executive Officer	100%	100% corporate (revenue, EBTA)	$337,500	$57,330	12.7%
John W. Schoen Chief Financial Officer	90%	100% corporate (revenue, EBTA)	$168,750	$28,665	12.7%
Jeffrey A. Miller V.P. and General Mgr. of the Broadband Technology Group	75%	70% Broadband Technology Group (controlled revenue, controlled EBTA), 30% corporate (revenue, EBTA)	$146,250	$8,447	3.8%
Biju Nair V.P. and General Mgr. of the Mobility Solutions Group	75%	70% Mobility Solutions Group (controlled revenue, controlled EBTA, 30% corporate (revenue, EBTA)	$132,187	$28,080	15.9%
Luis Rugeles V.P. and General Mgr. of the RF Solutions Group	75%	70% RF Solutions Group (controlled revenue, controlled EBTA), 30% corporate (revenue, EBTA)	$112,500	$103,992	69.3%

(1)	The 2007 targeted bonus for an officer was calculated by multiplying his maximum potential bonus in dollars by 75%.

(2)	Bonus awards were paid in shares of fully vested common stock.

Summary of the 2008 Short Term Incentive Plan

In March 2008, the compensation committee and our board of directors adopted a 2008 Short Term Incentive Plan with substantially the same structure as the 2007 plan. In 2008, among other factors considered by the committee in structuring performance measures under the plan was the need to continue emphasis on revenue growth and EBTA performance. The performance measures used in the 2008 Short Term Incentive Plan are derived from the 2008 financial plan adopted in late 2007.

In part to reduce overall operating expenses for the year, the committee approved management’s recommendation to reduce the target bonus percentage from 75% to 40%, i.e., achievement in full of the 2008 financial plan will result in a bonus of 40% of the maximum potential bonus. Global Sales was an exception to this target bonus reduction and remained at 75% for revenue, but 40% for all other measures. The reduction in target bonus percentages is expected to significantly reduce the level of bonuses to be paid under the 2008 Short Term Incentive Plan, unless our company over-achieves its annual revenue growth target in 2008 of 13% and its annual EBTA growth target of 69%, in which event bonus levels will increase in degrees up to the maximum potential bonus. In the event of under-achievement of the financial plan, bonuses are reduced or eliminated, depending on the degree of under-achievement.

The participation in the 2008 Short Term Incentive Plan by the CEO and our other named executive officers is summarized below.

				2008 Targeted
				Bonus Upon
		2008 Maximum		Full Achievement		Weighting and
		Potential Bonus		of Financial Plan(1)		Summary of
		As a %	In	As a %	In	Performance Measures
Named Executive Officer	2008 Salary	of Salary	Dollars(2)	of Salary	Dollars(2)	(corporate/unit)

Martin H. Singer Chief Executive Officer	$450,000	100%	$450,000	40.0%	$180,000	100% corporate (50% revenue, 50% EBTA)

John W. Schoen Chief Financial Officer	$250,000	80%	$200,000	32.0%	$80,000	100% corporate (50% revenue, 50% EBTA)

Jeffrey A. Miller V.P. and General Mgr. of the Antenna Products Group	$260,000	80%	$208,000	32.0%	$83,200	70% Antenna Products Group (controlled revenue, controlled EBTA, controlled gross margin, controlled expenses), 30% corporate (revenue, EBTA)

Robert E. Suastegui V.P. and General Mgr., Global Sales	$225,000	80%	$180,000	50.2%	$112,500	80% corporate (revenue, EBTA), 20% Global Sales (controlled expense)

Luis Rugeles V.P. and General Mgr. of the RF Solutions Group	$220,000	80%	$176,000	32.0%	$70,400	70% RF Solutions Group (controlled revenue, controlled EBTA, controlled sales expense), 30% corporate (revenue, EBTA)

(1)	The 2008 targeted bonus for an officer is calculated by multiplying his maximum potential bonus in dollars by 40%, with the exception that Mr. Suastegui’s maximum potential bonus is multiplied by a blend of percentages of his corporate and unit performance measures to calculate his targeted bonus.

(2)	Although the bonuses under the 2008 Short Term Incentive Plan are dollar-denominated, they will be paid when earned in fully vested shares of common stock.

Our board adopted and our stockholders approved an Executive Compensation Plan for the CEO and our other named executive officers in 2007. This plan governs the 2008 Short Term Incentive Plan for purposes of Section 162(m) of the Code.

Long Term Equity Incentives: Time-Based Stock Options and Time-and Performance-Based Restricted Stock

In considering long term equity incentive awards for our senior management, the committee believes that these awards should:

•	Be competitive with the market;

•	Be earned based on our company’s financial and/or market performance;

•	Create an opportunity to create long term wealth and retirement income tied to the long term performance and value of our company;

•	Balance the perceived value of the grant by the manager against its accounting cost to our company; and

•	Create a long term retention tool.

Beginning in mid-2006, the committee implemented the use of performance-based restricted stock as an element of compensation for the CEO. Performance-based restricted stock grants, in contrast with time-based restricted stock grants, vest on the achievement of established performance goals. The committee believes that performance-based stock, as with bonus payments under our company’s Short Term Incentive Plan, directly motivate management to achieve company-specific goals and objectives. However, because of the long term incentive nature of equity as an element of compensation, the committee also believes that performance-based shares are optimal as an incentive tool when they are structured around performance objectives that are targeted for accomplishment in periods typically longer than a single year. Based on the usage ratios used by our company in grants of restricted stock compared to grants of stock options, our company strives to ensure that there is no material difference in accounting cost to our company between the two incentive structures. As with time-based restricted stock, our company has the right to require that the statutory tax withholding obligations of the recipient arising on each vesting date to be met through the delivery of vested shares.

2007 Long Term Incentives for the CEO.  In March 2007, upon the recommendation of the committee, our board of directors approved a grant of 80,000 shares of restricted stock to the CEO, consisting of a time-based grant of 40,000 shares and a performance-based grant of 40,000 shares, with a total economic value of approximately $800,000 (based on an informal approximation by the committee’s compensation consultant). Among the factors considered by the committee in connection with its recommendation to our board of directors concerning CEO compensation for 2007 were the following:

•	Mr. Singer’s cash compensation was at the median and his total compensation was between the median and the 75th percentile, based on survey and peer group executive compensation information. In reference to its peer group, PCTEL’s financial performance was consistently at or above the median and reflected the best performance with respect to EBA margin (i.e., earnings before amortization).

•	In addition, the committee and the Board considered Mr. Singer’s performance as the CEO, his cumulative equity ownership in our company, the likelihood that Mr. Singer would never realize value from a 2006 grant of performance-based restricted shares, the application of internal budgeting factors to reduce the usage rate of equity incentives under our 1997 Stock Plan, the value of long term incentives as a component of Mr. Singer’s total compensation, and internal pay equity considerations relating to the level of incentives granted to Mr. Singer in comparison to the level of incentives granted to the other executives for 2007.

The 40,000-share time-based restricted stock grant awarded to Mr. Singer will vest in equal annual increments over a period of four years, subject to his continued service.

The 40,000-share performance-based restricted stock grant awarded to Mr. Singer may be earned in annual increments, subject to his continued service and based on the achievement of corporate performance measures. These measures consist of (i) annual revenue growth and (ii) annual “pro forma” net income growth (i.e., net income as adjusted for the exclusion of licensing fees, restructuring charges, intangible charges for goodwill, and stock-based compensation charges), both targeted at 15% annually, with minimum and maximum growth rates of 5% and 25%, respectively. Performance against these targets and ranges is assessed each fiscal year over a period of four years. One-fourth of the total share grant can be earned each year based on the Company’s performance against these two performance measures. The percentage of the performance-based shares that may be earned by Mr. Singer based on achievement of the measures ranges from 150% at the 25% level of annual revenue growth and annual pro forma net income growth or higher (i.e., a potential maximum of 60,000 shares if the company achieves 25% or higher growth in both measures in each of the four years of the performance period), and no shares at less than the 5% level of these annual measures. The two measures are weighted equally and averaged for purposes of determining the number of shares to be earned. In addition, using the same methodology, Mr. Singer is permitted a final opportunity at the end of the four-year period to earn any remaining shares based on cumulative corporate performance over the four years. At the end of 2007, Mr. Singer had vested in 2,450 shares of a potential total of 10,000 shares for the year.

2008 Long Term Incentives for the CEO.  In March 2008, upon the recommendation of the committee, our board of directors approved a grant of 55,600 shares of restricted stock to Mr. Singer, consisting of 45,600 shares of time-based restricted shares and 10,000 shares of performance-based restricted shares, with a total economic value of approximately $375,000 (based on an informal approximation by the committee’s compensation consultant).

This reduction in restricted shares from the 80,000 share grant in 2007 reflects Mr. Singer’s recommendation to the committee to reduce equity incentives to executives and key managers for the purpose of reducing operating expense. This 2008 grant is significantly below median levels for long term incentives based on survey and peer group information provided by the committee’s compensation consultant.

Mr. Singer’s time-based restricted stock grant of 45,600 shares will cliff vest in 2012, subject to his continued service. His performance-based restricted stock grant of 10,000 shares will vest under the same performance arrangements as were adopted by our board in 2007.

2007 Long Term Incentives for Other Named Executive Officers.  In March 2007, and for Mr. Suastegui upon his employment by our company in June 2007, the committee approved the grant of restricted stock to the named executive officers identified below as follows:

	Target Number of	Number of
	Performance-Based	Time-Based
Name and Title	Restricted Shares	Restricted Shares

John W. Schoen, Chief Financial Officer	11,000	11,000
Jeffrey A. Miller, V.P. and General Manager, Broadband Technology Group	15,000	15,000
Biju Nair, V.P. and General Manager, Mobility Solutions Group	11,000	11,000
Robert E. Suastegui, V.P. and General Manager, Worldwide Sales	n/a	30,000
Luis Rugeles, V.P. and General Manager, RF Solutions Group	10,000	10,000

The time-based stock grant awarded to each officer vests in equal annual increments over a period of four years, subject to his continued service.

The performance-based stock grant awarded to each officer vests on the same basis as described above for Mr. Singer in respect of his 2007 performance-based stock grants.

The committee determined that in 2007, 50% of the long term incentives granted to the executive officers of our company that year should be performance-based, consistent with the committee’s philosophy that compensation at the executive level should be tied to corporate performance. The committee considered a number of factors in approving both the time-based and the performance-based incentives, including our company’s below-plan financial performance in 2006, the individual performance contributions of each officer, equity incentive levels in previous years, the value of these awards relative to their total compensation for 2007, their cumulative equity ownership in our company, and budgeting factors in determining to reduce the usage rate of equity incentives under our 1997 Stock Plan. Mr. Miller’s incentive grant reflected his promotion and substantially increased revenue responsibility for our Broadband Technology Group in 2007.

2008 Long Term Incentives for Other Named Executive Officers.  In March 2008, the committee approved the grant of restricted stock to the named executive officers identified below as follows:

	Target Number of	Number of
	Performance-Based	Time-Based
Name and Title	Restricted Shares	Restricted Shares

John W. Schoen, Chief Financial Officer	3,000	13,000
Jeffrey A. Miller, V.P. and General Manager, Antenna Products Group	4,000	19,200
Robert E. Suastegui, V.P. and General Manager, Global Sales	4,000	14,000
Luis Rugeles, V.P. and General Manager, RF Solutions Group	4,000	16,000

The time-based stock grant awarded to each officer other than Mr. Miller vests in equal annual increments over a period of four years, subject to his continued service. Stock grants to Mr. Miller will cliff vest in 2012, subject to his continued service.

For 2008, the committee determined to give greater weight to time-based restricted shares for incentive purposes, and less emphasis on performance-based restricted shares. The performance-based stock grant awarded to each officer vests on the same basis as described above for Mr. Singer in respect of his 2007 and 2008 performance-based stock grants.

The level of restricted stock grants to the named executive officers was reduced from the grant levels of 2007, consistent with the objective recommended by Mr. Singer and endorsed by the committee to reduce equity incentives as a means of reducing the company’s operating expenses in 2008. In the case of Mr. Rugeles, his 2008 level of restricted stock grants was comparable to his grants in 2007 in recognition of the financial performance of the RF Solutions Group for which Mr. Rugeles has responsibility. The 2008 grant levels awarded by the committee were determined by the committee’s compensation consultant to be competitive with industry norms, ranging between the median and 75th percentile of peer group and survey data.

Other Benefits

•	The 1998 Employee Stock Purchase Plan allows employees of our company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. All company employees, including our officers, are eligible to participate in this plan.

•	We maintain a 401(k) plan for our employees, administered by an independent plan administrator which provides a selection of investment alternatives from which plan participants may choose. Our company matches up to the first 4% contributed by a plan participant, which vests immediately. All company employees, including our officers, are eligible to participate in this plan.

•	We offer standard healthcare benefits to our employees, including medical, dental, vision benefits, term life insurance and long term disability insurance. All or a substantial portion of these plan benefits are paid by our company. All company employees, including our officers, are eligible to participate in our healthcare plans.

•	We provide an Executive Deferred Compensation Plan, a cash-based plan, for our executive officers and senior managers. Under this plan, our executives may defer up to 50% of salary and 100% of cash bonus with a minimum of $1,500. In addition, we provide a 4% matching cash contribution which vests over three years subject to the executive’s continued service. The executive has a choice of investment alternatives from a menu of mutual funds. The plan is administered by the compensation committee and an outside benefits firm tracks investments and provides our executives with quarterly statements showing relevant contribution and investment data. Upon termination of employment, death, disability or retirement, the executive will receive the value of his account in accordance with the provisions of the plan. Upon retirement, the executive may request to receive either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed.

•	We also offer an Executive Deferred Stock Compensation, a stock-based plan, for our executives, which permits executive officers to defer the receipt of equity incentives awarded to them. There has been no participation in this plan by any of our officers to date.

Change in Control and Severance Arrangements

The table below and the summary of retention arrangements related to benefits associated with a change in control of our company should be read in conjunction with the tables on page 41 of this proxy statement.

	Severance Benefits, i.e., Involuntary Termination Not					Change in Control Benefits, i.e., Involuntary Termination Within
	Related to a Change in Control					12 Months of a Change in Control
					Acceleration
				Acceleration	of Unvested	Months				Acceleration
				of Unvested	Restricted	of Salary	Short Term		Acceleration	of Unvested
	Salary		Healthcare	Options	Shares	(Paid in	Incentive	Healthcare	of Unvested	Restricted
Name	Continuation		(in Months)	(in Months)	(in Months)(2)	Lump Sum)	Plan(3)	(in Months)	Options	Shares(4)

Martin H. Singer	12 months	(1)	Up to 18 months	12 months	12 months	24 months	100%	Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Biju Nair	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Robert Suastegui	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Luis Rugeles	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%

(1)	Includes 100% of the maximum potential bonus payable under the Short Term Incentive Plan.

(2)	As authorized by the committee in March 2007, the occurrence of an involuntary termination during an annual performance period will result in an immediate vesting of the target number of performance-based restricted shares established for that period, and the loss of the right to earn any other performance-based shares.

(3)	Includes 100% of the bonus pro rated for the length of service during the fiscal year, at the higher of the bonus amount for the year of the change of control or the year in which termination occurred.

(4)	Performance-based restricted shares will automatically convert into time-based restricted shares subject to linear vesting over four years, with no performance contingencies, upon the occurrence of a change in control, and will accelerate 100% in the event of the officer’s involuntary termination at any time within 12 months following the change in control.

In 2006, the committee, working with the CEO, reviewed the severance and change of control benefits of all managers of our company under existing employment and management retention agreements and arrangements. This review was undertaken to promote uniformity of benefits and to eliminate historical anomalies associated with managers who had joined our company at different times or under unique circumstances. The retention and employment agreements of our named executive officers and our vice-presidents were amended as necessary to ensure that the benefit levels were consistent based on seniority of the manager, and in accord with industry norms as determined by the committee, its independent compensation consultant and the CEO.

A change in control is defined to include any merger, reorganization or acquisition of our company, including by way of sale of all or substantially all of our assets, in which a majority of the voting control of our company is transferred. The retention benefits summarized in the table above in connection with a change in control are based on a “double trigger” structure, i.e., no benefit will be provided unless there is both (i) a completed change in control event, and (ii), within 12 months following such event, the manager’s employment is involuntarily terminated. The committee and the CEO believe that all managers of our company should contribute to the success of our company following any possible merger or acquisition, to the extent permitted by the successor or acquirer. The “double trigger” structure ensures that our managers have the necessary motivation to support our company during a post-acquisition transition. The principal retention benefits that result from this structure include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and company-paid healthcare benefits for a specified period of time. The committee believes that the level of these benefits would not in the aggregate represent a financial deterrent to a buyer or successor entity in considering a combination transaction with our company.

Our named executive officers and other managers are also entitled to severance and related benefits in connection with the involuntary termination of their employment under their employment agreements with our company. The level of these benefits was similarly reviewed by the committee and the CEO in 2006, also for the purpose of uniformity and to reassess them against industry norms and corporate objectives. The principal severance benefits include salary continuation and company-paid healthcare benefits for a specified period of time.

In addition, upon the occurrence of an involuntary termination or death or disability, severance benefits include 12 months accelerated vesting of any then unvested time-based restricted shares, and immediate vesting of performance-based restricted shares in the amount targeted for vesting in the performance year in which termination, death or disability occurs.

In the case of the CEO, severance benefits resulting from involuntary termination also includes payment of the maximum potential bonus under our Short Term Incentive Plan; in the event of death or disability, the amount of the bonus that would be paid under our Short Term Incentive Plan would be based on the actual amount of the bonus determined for the performance year in which death or disability occurred, pro rated for the year based on the date of death or disability. The current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant with a term of 12 months from his termination date in connection with his severance arrangements; these covenants have a term of 24 months from his termination date in connection with a change in control that is followed by the involuntary termination of his employment.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, our company is able for federal tax purposes to deduct compensation paid to the CEO and our four other named executive officers only if the compensation for such officer is less than $1 million during the fiscal year, or is “performance-based,” as defined under Section 162(m).

The committee has considered the corporate tax deductibility limits under Section 162(m). Although it is the objective of the committee to seek to qualify all executive compensation as deductible, the committee has not adopted a policy with this objective, in order to provide flexibility and to ensure that our executive compensation programs remain competitive.

In 2007, all compensation paid to the officers of our company was below the $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

The committee evaluates the various benefit plans and compensation arrangements that we have in place for our officers and management, and requires modifications of these plans and arrangements as necessary to comply with the requirements of Section 409A.

Adjustment of Awards

Our company’s financial statements and the related financial performance goals and measures used by the committee as the basis for executive compensation have not to date been subject to revision or restatement. As a result, the committee has never been required to consider an adjustment of an award made on the basis of a relevant financial measure that has been revised or restated. However, if such a circumstance were to occur, the committee and our board of directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our company’s 2007 Annual Report on Form 10-K.

The Compensation Committee

Richard C. Alberding
John R. Sheehan
Brian J. Jackman

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers for the fiscal years ended December 31, 2006 and 2007. We refer to these individuals elsewhere in this proxy as “named executive officers.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(3)	Bonus(4)	Awards(5)	Awards(5)	Compensation(6)	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer	2007	437,500	—	626,502	291,682	57,330	22,429	1,435,438
Chief Executive Officer	2006	375,000	—	500,373	282,352	103,200	23,575	1,284,495
John W. Schoen	2007	246,250	—	352,279	137	28,665	17,605	644,936
Chief Financial Officer	2006	230,000	—	304,025	9,864	54,467	21,515	619,871
Jeffrey A. Miller	2007	271,459	—	302,244	109	8,447	9,855	592,114
Vice President and General Manager of Broadband Technology Group	2006	205,000	—	245,662	10,714	76,445	12,715	550,536
Biju Nair(1)	2007	231,250	—	285,846	4,771	28,080	21,989	571,936
Vice President and General Manager of the Mobility Solutions Group	2006	216,250	—	245,662	14,355	107,580	23,015	606,862
Luis Rugeles(2)	2007	197,500	—	69,052	—	103,992	12,502	383,046
Vice President and General Manager of the RF Solutions Group

(1)	Mr. Nair left the company on January 4, 2008 and joined Smith Micro Software Inc. in connection with the sale of the company’s Mobility Solutions Group.

(2)	Mr. Rugeles became a named executive officer in fiscal year 2007.

(3)	The amounts shown reflect salary paid during fiscal years 2006 and 2007 and include increases in each named executive officer’s base salary made during the fiscal years.

(4)	We pay bonuses under the PCTEL Short Term Incentive Plan to our named executive officers in the form of common stock. Payments made under the plan are reported in the “Non-Equity Incentive Plan Compensation” column. Please see footnote 6 below for additional information regarding these payments.

(5)	The values shown reflect the dollar amount recognized in fiscal years 2007 and 2006 for financial reporting purposes utilizing fair value under FAS 123R. The assumptions we use in calculating these amounts are discussed in note 12 to our financial statements for the fiscal year ended December 31, 2007, which were filed with our Annual Report on Form 10-K.

(6)	The values shown reflect the bonuses paid in vested shares of common stock in lieu of cash in 2007 and 2006 under the PCTEL Short Term Incentive Plan for fiscal years 2007 and 2006. These bonuses are calculated on achievement of corporate goals for Messrs. Singer and Schoen and a combination of business unit and corporate goals in the cases of Messrs. Miller, Nair, and Rugeles. The terms of the PCTEL Short Term Incentive Plan are discussed under “Compensation Discussion and Analysis” above.

(7)	The values shown represent payments on behalf of each named executive officer for the company match under the 401(k) plan; group life insurance premiums; and healthcare premiums, including healthcare premiums of $11,905 for each of Mr. Singer and Mr. Nair in 2007. For Mr. Singer, Mr. Nair and Mr. Rugeles, the values shown also include the company match in the Executive Deferred Compensation Plan. In addition, the values shown for Mr. Singer and Mr. Nair in 2006 include a payment for the issuance of a patent consistent with our patent issuance policy. Except as noted above, none of the benefits included in “All Other Compensation” exceeded $10,000 individually for a named executive officer in 2007.

The following table provides information on plan-based awards granted in fiscal 2007 to each of our named executive officers.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007

								All Other
								Stock
								Awards	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Fair Value
		Under Non-Equity			Under Equity			Shares of	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards			Stock	and Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	(#)(2)	(#)(3)	$

Martin H. Singer	3/16/2007							40,000	416,800
	3/16/2007	—	337,500	450,000
	3/16/2007				—	274,400	411,600
John W. Schoen	3/16/2007							11,000	114,620
	3/16/2007	—	168,750	225,000
	3/16/2007				—	75,460	113,190
Jeffrey A. Miller	3/16/2007							15,000	156,300
	3/16/2007	—	165,750	221,000
	3/16/2007				—	102,900	154,350
Biju Nair	3/16/2007							11,000	114,620
	3/16/2007	—	132,188	176,250
	3/16/2007				—	75,460	113,190
Luis Rugeles	3/16/2006							10,000	104,200
	3/16/2007	—	112,500	150,000
	3/16/2007				—	68,600	102,900
	11/12/2007							10,000	79,900

(1)	Represents potential payments under the 2007 Short Term Incentive Plan to be paid in immediately vested shares of common stock in lieu of cash. A summary of the principal terms of this plan are discussed under “Compensation Discussion and Analysis” above.

(2)	Represents potential award of performance-based restricted stock. The target value is calculated using the target shares of 40,000 for Mr. Singer, 11,000 for Mr. Schoen, 15,000 for Mr. Miller, 11,000 for Mr. Nair and 10,000 for Mr. Rugeles multiplied by the year end closing price of our stock of $6.86. The maximum value is calculated using the maximum shares of 60,000 for Mr. Singer, 16,500 for Mr. Schoen, 22,500 for Mr. Miller, 16,500 for Mr. Nair and 15,000 for Mr. Rugeles multiplied by the year end closing price of $6.86. The principal terms of this element of compensation are discussed under “Compensation Discussion and Analysis” above.

(3)	Represents time-based restricted shares granted as long term incentives under the 1997 Stock Plan. Theses shares vest in equal annual increments over 4 years.

The following table shows the number of exercisable and unexercisable equity awards held by our named executive officers on December 31, 2007.

Outstanding Equity Awards at Fiscal Year End December 31, 2007

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
						Market	Incentive	or Payout
	Number of	Number of			Number of	Value	Plan Awards:	Value of
	Securities	Securities			Shares	of Shares	Unearned	Unearned
	Underlying	Underlying			or Units	or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised	Option		of Stock	of Stock	or Other Rights	or Other Rights
	Options	Options	Exercise	Option	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Martin H. Singer	46,750	85,250 (1)	9.16	8/1/2016
	15,000	15,000 (2)	10.56	5/1/2016
	60,417	39,583 (3)	9.09	8/1/2015
	100,000	—	11.65	7/1/2014
	100,000	—	11.60	9/2/2013
	60,000	—	6.60	2/6/2013
	100,000	—	7.20	5/30/2012
	69,864	—	6.66	10/23/2011
	70,736	—	7.00	3/16/2011
	7,500	—	8.84	1/12/2011
	15,000	—	8.84	1/12/2011
	15,000	—	10.25	8/3/2009
					207,280	1,421,941	40,000	274,400
John W. Schoen	67,000	—	11.84	2/11/2014
	9,375	—	6.60	2/6/2013
	43,333	—	7.95	3/15/2012
	8,733	—	8.00	11/15/2011
					100,360	688,470	11,000	75,460
Jeffrey A. Miller	52,000	—	11.84	2/11/2014
	10,000	—	6.60	2/6/2013
	80,000	—	7.95	3/15/2012
	45,000	—	8.00	11/15/2011
					81,320	557,855	15,000	102,900
Biju Nair	2,292	2,708 (4)	8.48	3/16/2016
	62,000	—	11.84	2/11/2014
	20,738	—	6.60	2/6/2013
	13,438	—	7.95	3/15/2012
	80,000	—	9.00	1/31/2012
					77,320	530,415	11,000	75,460
Luis Rugeles	150,000	—	10.65	8/25/2013
	8,000	—	10.25	3/29/2014
					35,600	244,216	10,000	68,600

(1)	1/4th of the option vested on July 1, 2007 and 1/48th vests each month thereafter until July 1, 2010.

(2)	1/2 of the option vested on May 1, 2007 and 1/2 of the option vests on May 1, 2008.

(3)	1/4th of the option vested on July 1, 2006 and 1/48th vests each month thereafter until July 1, 2009.

(4)	1/4th of the option vested on February 11, 2007 and 1/48th vests each month thereafter until February 11, 2010.

The table below shows the number of shares of our common stock acquired during fiscal 2007 by our named executive officers upon the exercise of stock options or the vesting of stock awards.

Option Exercises and Stock Vested at Fiscal Year End December 31, 2007

	Options Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
	on Exercise	Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Martin H. Singer	—	—	33,640	278,158
John W. Schoen	—	—	40,580	362,845
Jeffrey A. Miller	—	—	33,260	293,886
Biju Nair	17,491	56,406	33,260	293,886
Luis Rugeles	—	—	4,200	39,774

(1)	The value represents the difference between the exercise price of the stock option and the closing price of our common stock as represented by Nasdaq as of the date of exercise multiplied by the shares exercised.

(2)	The value represents the closing price of our common stock as represented by Nasdaq as of the vesting date multiplied by the number of shares that vested on such date.

The following table shows the executive contributions, company contributions, earnings and account balances for our named executive officers in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2007.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2007(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at December 31,
	2007	2007	in 2007	Distributions	2007
Name	($)	($)	($)	($)	($)

Martin H. Singer	20,000	800	51,253	—	489,536
John W. Schoen	—	—	1,065	—	24,942
Jeffrey A. Miller	—	—	3,213	—	29,860
Biju Nair	8,000	320	1,562	—	51,309
Luis Rugeles	7,600	300	156	—	8,056

(1)	Under our Executive Deferred Compensation Plan, executives can defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. In addition, our company provides a 4% matching contribution that vests over three years from the date of the investment. The executive has a choice of investments from a menu of mutual funds. The value can increase or decrease depending on the performance of the funds chosen. Monthly, the executive may change where future deposits and current balances are invested. The plan is administered by the compensation committee and a professional administrator tracks investment returns and provides participants with quarterly statements showing participant and company contributions, and gain/(loss) on investments related to corporate-owned life insurance. There is a provision by which a participant may petition the compensation committee for a hardship withdrawal. If granted, the participant is prohibited from making any further contributions for the remainder of the calendar year. Upon termination of employment, death, disability or retirement, the executive will receive the value of his account in accordance with the provisions of the plan. Participants may elect to receive payment upon retirement as a lump sum, in annual installments over 15 years, or in installments over the lifetime of the participant, with 20 annual payments guaranteed. The participant must make his choice no sooner than one year from the date of retirement.

The “Executive Contributions” and “Registrant Contributions” columns above show amounts that were also reported in the “Summary Compensation Table for the Fiscal Year Ended December 31, 2007” above on page 36. These amounts, as well as amounts in the “Aggregate Balance” column above that were previously reported in the Summary Compensation Tables in our proxy statements for prior fiscal years are quantified below.

		Amounts included in
	Amounts included in Both	Nonqualified Deferred
	Nonqualified Deferred	Compensation Table
	Compensation Table and	previously Reported in
	2007 Summary	Prior Years’ Summary
	Compensation Table	Compensation Table
Name	($)	($)

Martin H. Singer	20,800	328,665
John W. Schoen	—	20,800
Jeffrey A. Miller	—	20,800
Biju Nair	8,320	36,398
Luis Rugeles	7,900	—

The following table estimates amounts payable to our named executive officers as if a termination or change in control occurred on December 31, 2007.

Potential Payments Upon Termination or Change in Control as of December 31, 2007

Severance Benefits, i.e., Involuntary Termination Not Related to a Change in Control(1)							Change in Control Benefits, i.e., Involuntary Termination Within 12 Months of a Change in Control(1)(7)
		Short						Short
		Term			Restricted			Term			Restricted
		Incentive		Option	Shares			Incentive		Option	Shares
	Salary	Plan	Healthcare	Acceleration	Acceleration		Salary	Plan	Healthcare	Acceleration	Acceleration
	(2)	(2)	(3)	(4)	(5)	Total	(2)	(3)	(4)	(5)	(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer	450,000	450,000	23,192	—	710,970	1,634,162	900,000	337,500	12,400	—	1,696,341	2,946,241

John A. Schoen	250,000	—	15,497	—	316,109	581,606	375,000	168,750	8,282	—	763,930	1,315,962

Jeffrey A. Miller	260,000	—	23,192	—	279,614	562,806	390,000	165,750	12,400	—	660,755	1,228,905

Biju Nair	235,000	—	23,192	—	265,894	524,086	352,500	132,188	12,400	—	605,875	1,102,963

Luis Rugeles	200,000	—	7,587	—	80,262	287,849	300,000	112,500	4,059	—	312,816	729,375

(1) The amounts set forth in the table above assume that termination of the named executive officer’s employment occurred outside of 12 months of a “Change in Control” as a result of “Involuntary Termination” other than for “Cause, Death or Disability” or “Voluntary Termination for Good Reason.” If the named executive officer’s employment were terminated for reasons other than the foregoing, he would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the management retention agreements that we have with each named executive officer as described in greater detail under “Compensation Discussion and Analysis” above.

(2) Salary represents 12 months of base pay, paid on a continuing basis in accordance with normal payroll. Mr. Singer is also entitled to payment of 100% of his maximum potential bonus under the Short Term Incentive Plan.
(3) Represents up to 18 months of healthcare coverage paid by our company.
(4) Options partially accelerate as if the named executive officer had continued to be employed for 12 months. At December 31, 2007, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.86, the closing price of our stock on such date.
(5) Time-based restricted shares partially accelerate as if the named executive officer had continued employment for 12 months. The value represents the number of shares accelerated assuming vesting through December 31, 2008 multiplied by the closing price of our common stock at December 31, 2007 of $6.86 per share. Termination includes death or disability.
(6) Time-based restricted shares partially accelerate as if the named executive officer continued employment for 12 months. Performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated assuming vesting through December 31, 2008 multiplied by the closing price of our common stock at December 31, 2007 of $6.86 per share. Termination includes death or disability.

(1) The amounts set forth in the table above assume that termination of the named executive officer’s employment occurred with 12 months of a “Change in Control” of PCTEL for one of the reasons listed in footnote (1) to the “Termination” table addressing severance benefits. If a named executive officer’s employment were terminated for reasons other than the foregoing, he would not be entitled to receive any severance or benefit payments. The material terms of the severance benefits set forth in the management retention agreements that we have with each of our named executive officers are described in greater detail under “Compensation Discussion and Analysis” above.
(2) Salary represents 150% of annual salary and is paid in a lump sum after both (i) the completion of a change in control and (ii) involuntary termination of employment, as defined by contract, i.e. “double trigger” structure. Mr. Singer’s salary represents 200% of annual salary and is paid in a lump sum based on the same “double trigger” structure. See “Compensation Discussion and Analysis” above.
(3) Represents the target potential bonus as if the named executive officer continued as an employee for the entire fiscal year. The actual amount will vary depending on the specific date of the change in control relative to the performance period and the employment termination date.
(4) Represents the current company contribution rate of 80% paid by the company for healthcare coverage for up to 12 months.
(5) Under the terms of the contract providing for change in control benefits, all then unvested stock options accelerate. At December 31, 2007, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.86, the closing price of our stock on such date.
(6) Under the terms of the contract providing for change in control benefits, all then unvested time-based restricted shares vest upon the occurrence of involuntary termination within 12 months of a change of control. Performance-based restricted shares automatically convert into time-based restricted shares subject to linear vesting over four years, with no performance contingencies, and will accelerate 100% upon the occurrence of involuntary termination within 12 months of a change of control. The value represents the number of shares that will vest multiplied by the closing price of our common stock at December 31, 2007 of $6.86.
(7) We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a change of control (“parachute” payments). No excise tax under Section 280G and 4999 of the code applies. The assumptions used to determine whether an excise tax was required were based on a change of control date of December 31, 2007. All equity which was assumed accelerated in such calculation was valued at $6.86 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans, including our 1997 Stock Plan, 1998 Director Stock Option Plan, 1998 Employee Stock Purchase Plan and 2001 Nonstatutory Stock Option Plan.

					Number of Securities
					Remaining Available for
					Future Issuance
					Under Equity
	Number of Securities		Weighted-Average		Compensation Plans
	to be Issued		Exercise Price of		(Excluding Securities
	Upon Exercise of		Outstanding Options,		Reflected in the
	Outstanding Options		Warrants and Rights		First Column)
Plan Category	and Rights (#)		($)		(#)

Equity compensation plans approved by security holders(1)	3,346,045	(3)	$9.74	(3)	5,919,171	(4)
Equity compensation plans not approved by security holders(2)	478,867		$8.99		599,844	(5)

Total	3,824,912		$9.64		6,519,015

(1)	Comprised of our 1997 Stock Plan, 1998 Director Stock Option Plan and 1998 Employee Stock Purchase Plan. Our stockholders approved the amendment and restatement of the 1997 Stock Plan at our 2006 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	Comprised of our 2001 Nonstatutory Stock Option Plan and options to purchase 150,000 shares of our common stock granted outside of a formalized plan to each of John W. Schoen and Jeffrey A. Miller on November 15, 2001 in connection with their initial employment with us. Under the terms of our 2001 Nonstatutory Stock Option Plan, no options may be granted under such plan to our officers or directors. A description of the material terms of our 2001 Nonstatutory Stock Option Plan is provided below.

(3)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under our 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under our 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(4)	This number includes 5,217,079 shares available for future issuance under our 1997 Stock Plan, and 702,092 shares available for future issuance under our 1998 Employee Stock Purchase Plan as of December 31, 2007.

(5)	All such shares are available for future issuance under our 2001 Nonstatutory Stock Option Plan.

2001 Nonstatutory Stock Option Plan

In August 2001, our board of directors approved the 2001 Nonstatutory Stock Option Plan. The 2001 Nonstatutory Stock Option Plan has not been submitted to our stockholders for approval.

The material terms of the Nonstatutory Stock Option Plan are summarized as follows:

Purpose

The purposes of the 2001 Nonstatutory Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Eligibility to Participate in the 2001 Nonstatutory Stock Option Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 2001 Nonstatutory Stock Option Plan

Our board of directors reserved 750,000 shares of our common stock for issuance under the 2001 Nonstatutory Stock Option Plan. As of December 31, 2007, options to acquire 478,867 shares were outstanding under the 2001 Nonstatutory Stock Option Plan, out of the 750,000 shares reserved for issuance, and 599,844 shares remained available for future issuance. Pursuant to the rules of the Nasdaq Stock Market, the board of directors will not make further amendments to the 2001 Nonstatutory Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance without stockholder approval.

Awards Permitted under the 2001 Nonstatutory Stock Option Plan

The 2001 Nonstatutory Stock Option Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price and term of an option will be determined by the administrator of the plan, which is the board of directors or its appointed committee. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only according to the terms of the plan and under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 2001 Nonstatutory Stock Option Plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation or the sale of substantially all of our assets, each outstanding option under the 2001 Nonstatutory Stock Option Plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 2001 Nonstatutory Stock Option Plan provides that the board of directors may at any time amend or terminate the 2001 Nonstatutory Stock Option Plan, but no amendment or termination of the 2001 Nonstatutory Stock Option Plan may impair the rights of any optionee under the 2001 Nonstatutory Stock Option Plan without the written consent of the optionee. Notwithstanding the foregoing, the rules of the Nasdaq Stock Market require stockholder approval of all material amendments to the 2001 Nonstatutory Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2007, we have not entered into any transaction, and are not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, executive officer, nominee for election as a director, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

Our audit committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) we are a party, (iii) and any related person is a party. Related persons include directors, executive officers, stockholders holding in excess of five percent of our common stock, or such individuals’ immediate family members. Under the policy, all proposed related party transactions involving one or more of our non-officer employees must be reviewed and approved by our audit committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by our board of directors. If a proposed related party transaction involves a member of the board of directors, such related party transaction must be reviewed and approved by all disinterested members of the board of directors.

We properly and accurately report all material related party transactions in accordance with applicable accounting rules, federal securities laws, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the audit committee or board of directors primarily considers the significance of the information regarding such related party transaction to our stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	it involves the rendering of services as a common or contract carrier, or public utility at rates fixed in conformity with law or governmental authority;

•	it involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	it involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of our common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than ten percent of that entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than ten percent of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, except as noted below, we believe that during fiscal 2007 all of our executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Luis Rugeles was delinquent in the filing of a Form 4 relating to the acquisition of a restricted stock award under our 1997 Stock Plan in November 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The audit committee of our board of directors was formed in March 2000 and currently consists of Mr. Thomsen, Mr. Marini and Mr. Levy, each of whom meets the Nasdaq independence and experience requirements. During fiscal 2007, Mr. Alberding served as a member of the audit committee until August 2007, when Mr. Marini was appointed to serve on the audit committee. The audit committee operates under a written charter. Upon the recommendation of the audit committee, the board of directors adopted the original charter for the audit committee in August 1999, and last amended the charter for the audit committee in November 2004. A current version of the audit committee charter is available on our website located at www.pctel.com.

The audit committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosure contained in our periodic reports. As part of this review, the audit committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The audit committee provides our board of directors with the results of the committee’s examinations and recommendations and reports to the board of directors as the committee may deem necessary to make the board of directors aware of significant financial matters that require the board of directors’ attention.

The audit committee does not conduct auditing reviews or procedures. The audit committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The audit committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and the audit committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The audit committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The audit committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the audit committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2007 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the audit committee recommended to our board of directors that our audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

The Audit Committee

Carl A. Thomsen (Chair)
Giacomo Marini
Steven D. Levy

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 28, 2008

PCTEL, INC.
ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 10, 2008
10:00 a.m. local time

PCTEL, INC.
471 Brighton Drive
Bloomingdale, Illinois 60108

     This proxy is solicited on behalf of the board of directors for use at the annual meeting of stockholders on June 10, 2008.
     The undersigned stockholder of PCTEL, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2008, and hereby appoints Martin H. Singer and John W. Schoen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of PCTEL, Inc. to be held on June 10, 2008 at 10:00 a.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.
PLEASE VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
See reverse for voting instructions.

COMPANY #
THERE ARE THREE WAYS TO VOTE YOUR PROXY.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Vote By Phone — Toll Free — 1-800-560-1965 — QUICK***EASY***IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 9, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
Vote By Internet — http://www.eproxy.com/pcti/ — QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 9, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
Vote By Mail
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PCTEL, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by phone or the Internet, please do not mail your proxy card.
The Board of Directors Recommends a vote “FOR” each of the following proposals:

1.	Election of Class III directors to serve until 2011	01 Steven D. Levy	02 Giacomo Marini	03 Martin H. Singer	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominees write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of PCTEL, Inc. for the fiscal year ending December 31, 2008	☐ FOR	☐ AGAINST	☐ ABSTAIN
          IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED FOR ALL PROPOSALS.
I plan to attend the annual meeting ☐
Address Change?
Mark Box ☐     Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.